Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made effective as of                 , 2014 (the “Effective Date”), by and between Pilgrim Bank (the “Bank”) and Francis E. Campbell (“Executive”). Any reference to the “Company” shall mean Pilgrim Bancshares, Inc. the stock holding company of the Bank.

WHEREAS, the Bank wishes to assure itself of the continued services of Executive for the period provided in this Agreement; and

WHEREAS, in order to induce Executive to remain in the employ of the Bank and to provide further incentive for Executive to achieve the financial and performance objectives of the Bank, the parties desire to enter into this Agreement; and

WHEREAS, the Bank desires to set forth the rights and responsibilities of Executive and the compensation payable to Executive, as modified from time to time.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.	POSITION AND RESPONSIBILITIES.

During the term of this Agreement, Executive agrees to serve as President and Chief Executive Officer of the Bank (the “Executive Position”), and will perform the duties and will have all powers associated with such position as set forth in any job description provided to Executive by the Bank, and as may be set forth in the bylaws of the Bank. During the period provided in this Agreement, Executive also agrees to serve, if elected, as an officer of any subsidiary or affiliate of the Bank and in such capacity carry out such duties and responsibilities reasonably appropriate to that office.

2.	TERM AND DUTIES.

(a) The term of this Agreement and the period of Executive’s employment hereunder shall begin as of the Effective Date and shall continue for thirty-six (36) full calendar months thereafter. Commencing on the first anniversary date following the Effective Date and continuing on each anniversary date thereafter (the “Anniversary Date”), this Agreement shall renew for an additional year such that the remaining term shall be thirty-six (36) months, provided, however, that in order for this Agreement to renew, the disinterested members of the Board of Directors of the Bank (the “Board”) must take the following actions within the time frames set forth below prior to each Anniversary Date: (i) at least sixty (60) days prior to the Anniversary Date, conduct a comprehensive performance evaluation and review of Executive for purposes of determining whether to extend this Agreement; and (ii) affirmatively approve the renewal or non-renewal of this Agreement, which such decision shall be included in the minutes of the Board’s meeting. If the decision of such disinterested members of the Board is not to renew this Agreement, then the Board shall provide Executive with a written notice of non-renewal (“Non-Renewal Notice”) at least thirty (30) days and not more than sixty (60) days prior to any Anniversary Date, such that this Agreement shall terminate at the end of thirty-six (36)

months following such Anniversary Date. The failure of the disinterested members of the Board to take the actions set forth herein before any Anniversary Date will result in the automatic non-renewal of this Agreement, even if the Board fails to affirmatively issue the Non-Renewal Notice to Executive. If the Board fails to inform Executive of its determination regarding the renewal or non-renewal of this Agreement, the Executive may request, in writing, the results of the Board’s action (or non-action) and the Board shall, within thirty (30) days of the receipt of such request, provide a written response to Executive. Reference herein to the term of this Agreement shall refer to both such initial term and such extended terms.

(b) Notwithstanding the foregoing, in the event that the Bank or the Company has entered into an agreement to effect a transaction which would be considered a Change in Control as defined under Section 5 hereof, then the term of this Agreement shall automatically be extended for thirty-six (36) months following the date on which the Change in Control occurs.

(c) During the period of his employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, Executive will devote all of his business time, attention, skill and efforts to the faithful performance of his duties under this Agreement, including activities and duties related to the Executive Position. Notwithstanding the preceding sentence, subject to the approval of the Board, Executive may serve as a member of the board of directors of business, community and charitable organizations, provided that in each case such service shall not materially interfere with the performance of his duties under this Agreement, adversely affect the reputation of the Bank or any other affiliates of the Bank, or present any conflict of interest.

(d) Nothing in this Agreement shall mandate or prohibit a continuation of Executive’s employment following the expiration of the term of this Agreement.

3.	COMPENSATION, BENEFITS AND REIMBURSEMENT.

(a) Base Salary. In consideration of Executive’s performance of the responsibilities and duties set forth in this Agreement, the Bank will provide Executive the compensation specified in this Agreement. The Bank will pay Executive a salary of $                 per year (“Base Salary”). Such Base Salary will be payable in accordance with the customary payroll practices of the Bank. During the term of this Agreement, the Board may consider increasing, but not decreasing (other than a decrease which is applicable to all senior officers of the Bank and in a percentage not in excess of the percentage decrease for other senior officers), Executive’s Base Salary as the Board deems appropriate. Any change in Base Salary will become the “Base Salary” for purposes of this Agreement.

(b) Bonus. Executive shall be entitled to participate in any bonus plan or arrangements of the Bank in which the Executive is eligible to participate. Nothing paid to Executive under any such plan or arrangement will be deemed to be in lieu of the other compensation to which Executive is entitled under this Agreement.

(c) Benefit Plans. Executive will be entitled to participate in all employee benefit plans, arrangements and perquisites offered to employees and officers of the Bank. Without limiting the generality of the foregoing provisions of this Section 3(c), Executive also will be entitled to participate in any employee benefit plans including but not limited to retirement plans, pension plans, profit-sharing plans, health-and-accident plans, or any other employee benefit plan or arrangement made available by the Bank in the future to management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.

(d) Vacation. Executive will be entitled to paid vacation time each year during the term of this Agreement measured on a calendar year basis, in accordance with the Bank’s customary practices, as well as sick leave, holidays and other paid absences in accordance with the Bank’s policies and procedures for officers. Any unused paid time off during an annual period will be treated in accordance with the Bank’s personnel policies as in effect from time to time.

(e) Expense Reimbursements. The Bank will reimburse Executive for all reasonable travel, entertainment and other reasonable expenses incurred by Executive during the course of performing his obligations under this Agreement, including, without limitation, fees for memberships in such organizations as Executive and the Board mutually agree are necessary and appropriate in connection with the performance of his duties under this Agreement, upon substantiation of such expenses in accordance with applicable policies and procedures of the Bank. All reimbursements pursuant to this Section 3(e) shall be paid promptly by the Bank and in any event no later than thirty (30) days following the date on which the expense was incurred.

(f) To the extent not specifically set forth in this Section 3, any compensation payable or provided under this Section 3 shall be paid or provided no later than two and one-half (2.5) months after the calendar year in which such compensation is no longer subject to a substantial risk of forfeiture within the meaning of Treasury Regulation Section 1.409A-1(d).

4.	TERMINATION AND TERMINATION PAY.

Subject to Section 5 of this Agreement which governs the occurrence of a Change in Control, Executive’s employment under this Agreement may be terminated in the following circumstances:

(a) Death. Executive’s employment under this Agreement will terminate upon his death during the term of this Agreement, in which event Executive’s estate or beneficiary shall be paid Executive’s Base Salary at the rate in effect at the time of Executive’s death for a period of one (1) year following Executive’s death (payable in accordance with the regular payroll practices of the Bank). In addition, for the later of: (i) the remaining term of this Agreement or (ii) one (1) year following Executive’s death, the Bank will continue to provide non-taxable medical and dental coverage substantially comparable to the coverage maintained by the Bank for Executive and his family immediately prior to Executive’s death. Such continued benefits will be fully paid for by the Bank.

(b) Disability. Termination of Executive’s employment based on “Disability” shall mean termination because of any permanent and totally physical or mental impairment that restricts Executive from performing all the essential functions of normal employment. In the event of Executive’s termination due to Disability, Executive will be entitled to disability benefits, if any, provided under a long term disability plan sponsored by the Bank, if applicable.

(c) Termination for Cause. The Board may immediately terminate his employment at any time for “Cause.” Executive shall have no right to receive compensation or other benefits for any period after termination for Cause, except for already vested benefits. Termination for “Cause” shall mean termination because of, in the good faith determination of the Board, Executive’s:

(i) material act of dishonesty or fraud in performing Executive’s duties on behalf of the Bank;

(ii) willful misconduct that in the judgment of the Board will likely cause economic damage to the Bank or injury to the business reputation of the Bank;

(iii) incompetence (in determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the savings institutions industry);

(iv) breach of fiduciary duty involving personal profit;

(v) intentional failure to perform stated duties under this Agreement after written notice thereof from the Board;

(vi) willful violation of any law, rule or regulation (other than traffic violations or similar offenses which results only in a fine or other non-custodial penalty) that reflect adversely on the reputation of the Bank, any felony conviction, any violation of law involving moral turpitude, or any violation of a final cease-and-desist order; any violation of the policies and procedures of the Bank as outlined in the Bank’s employee handbook, which would result in termination of the Bank employees, as from time to time amended and incorporated herein by reference, or

(vii) material breach by Executive of any provision of this Agreement.

Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a notice of termination which shall include a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the disinterested members of the Board that Executive was guilty of the conduct described above and specifying the particulars of such conduct.

(d) Voluntary Termination by Executive. In addition to his other rights to terminate his employment under this Agreement, Executive may voluntarily terminate employment during the term of this Agreement (other than “With Good Reason” as defined below) upon at least thirty (30) days prior written notice to the Board. Upon Executive’s voluntary termination, Executive will receive only his compensation and vested rights and benefits as of the date of his termination.

(e) Termination Without Cause or With Good Reason.

(i)	The Board may immediately terminate his employment at any time for a reason other than Cause (a termination “Without Cause”), and Executive may, by written notice to the Board, terminate this Agreement at any time within ninety (90) days following an event constituting “Good Reason,” as defined below (a termination “With Good Reason”); provided, however, that the Bank shall have thirty (30) days to cure the “Good Reason” condition, but the Bank may waive its right to cure. Any termination of Executive’s employment, other than Termination for Cause shall have no effect on or prejudice the vested rights of Executive under the Bank’s qualified or non-qualified retirement, pension, savings, thrift, profit-sharing or bonus plans, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans or other employee benefit plans or programs, or compensation plans or programs in which Executive was a participant.

(ii)	In the event of termination as described under Section 4(e)(i) and subject to the requirements of Section 4(e)(v), the Bank shall pay Executive, or in the event of Executive’s subsequent death, Executive’s beneficiary or estate, as the case may be, as severance pay, a cash lump sum payment equal to two (2) times his highest annual rate of Base Salary earned by Executive during the calendar year of Executive’s date of termination or either of the three (3) calendar years immediately preceding Executive’s date of termination. Such payment shall be made to Executive within thirty (30) days following Executive’s date of termination.

(iii)

In addition, the Bank will continue to provide to Executive life insurance coverage and non-taxable medical and dental insurance coverage substantially comparable (and on substantially the same terms and conditions) to the coverage maintained by the Bank for Executive immediately prior to his termination under the same cost-sharing arrangements that apply for active employees of the Bank as of Executive’s date of termination. Such continued coverage shall cease upon the earlier of: (A) the date which is two (2) years from Executive’s date of termination or (B) the date on which Executive becomes a full-time employee of another employer, provided Executive is entitled to the benefits that are substantially similar to the health and welfare benefits provided by the Bank. The period of continued health coverage required by Section 4980B(f) of the Internal Revenue Code of 1986, as amended (the “Code”), shall run concurrently with the coverage period provided herein. If the Bank cannot provide one or more of the benefits set forth in this paragraph because Executive is no longer an employee, applicable rules and regulations prohibit such benefits or the payment of such benefits in the manner contemplated, or it would subject the Bank to penalties, then the Bank shall pay Executive a cash lump sum payment reasonably estimated to be equal to the value of such benefits or the value of the remaining benefits at the time of such determination. Such cash payment shall be made in a lump sum within thirty (30) days after the later of Executive’s date of termination or the effective date of the rules or regulations prohibiting such benefits or subjecting the Bank to penalties.

(iv)	“Good Reason” exists if, without Executive’s express written consent, any of the following occurs:

(A)	a material reduction in Executive’s Base Salary or benefits provided in this Agreement (other than a reduction or elimination of Executive’s benefits under one or more benefit plans maintained by the Bank as part of a good faith, overall reduction or elimination of such plans or benefits applicable to all participants in a manner that does not discriminate against Executive (except as such discrimination may be necessary to comply with applicable law));

(B)	a material reduction in Executive’s authority, duties or responsibilities from the position and attributes associated with the Executive Position;

(C)	a relocation of Executive’s principal place of employment by more than twenty-five (25) miles from the Bank’s main office location as of the date of this Agreement; or

(D)	a material breach of this Agreement by the Bank.

(v)	Notwithstanding the foregoing, Executive shall not be entitled to any payments or benefits under this Section 4(e) unless and until Executive executes a release of his claims against the Bank, the Company and any affiliate, and their officers, directors, successors and assigns, releasing said persons from any and all claims, rights, demands, causes of action, suits, arbitrations or grievances relating to the employment relationship, including claims under the Age Discrimination in Employment Act (“ADEA”), but not including claims for benefits under tax-qualified plans or other benefit plans in which Executive is vested, claims for benefits required by applicable law or claims with respect to obligations set forth in this Agreement that survive the termination of this Agreement. In order to comply with the requirements of Code Section 409A and the ADEA, the release shall be provided to Executive no later than the date of his Separation from Service and Executive shall have no fewer than twenty-one (21) days to consider the release, and following Executive’s execution of the release, Executive shall have seven (7) days to revoke said release.

5.	CHANGE IN CONTROL.

(a) Change in Control Defined. For purposes of this Agreement, the term “Change in Control” shall mean the occurrence of any of the following events:

(i)	Merger: The Company or the Bank merges into or consolidates with another entity, or merges another bank or corporation into the Bank or the Company, and as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company or the Bank immediately before the merger or consolidation;

(ii)	Acquisition of Significant Share Ownership: There is filed, or is required to be filed, a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company’s or the Bank’s voting securities; provided, however, this clause (ii) shall not apply to beneficial ownership of the Company’s or the Bank’s voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities;

(iii)	Change in Board Composition: During any period of two consecutive years, individuals who constitute the Company’s or the Bank’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s or the Bank’s Board of Directors; provided, however, that for purposes of this clause (iii), each director who is first elected by the board (or first nominated by the board for election by the stockholders or corporators) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period or who is appointed to the Board as the result of a directive, supervisory agreement or order issued by the primary federal regulator of the Company or the Bank or by the Federal Deposit Insurance Corporation (“FDIC”) shall be deemed to have also been a director at the beginning of such period; or

(iv)	Sale of Assets: The Company or the Bank sells to a third party all or substantially all of its assets.

(b) Change in Control Benefits. Upon the occurrence of Executive’s termination Without Cause or With Good Reason on or after the effective time of a Change in Control, the Bank (or any successor) shall pay Executive, or in the event of Executive’s subsequent death, Executive’s beneficiary or estate, as severance pay, an amount equal to three (3) times his highest annual rate of Base Salary earned by Executive during the calendar year of Executive’s date of termination or either of the three (3) calendar years immediately preceding Executive’s date of termination. Such payment shall be made in a lump sum within thirty (30) days following Executive’s date of termination. In addition, the Bank will continue to provide Executive with life insurance coverage and non-taxable medical and dental insurance coverage substantially comparable to the coverage maintained by the Bank for Executive immediately prior to his date of termination at no cost to Executive. Such continued coverage shall cease upon the earlier of: (i) the date which is three (3) years from Executive’s date of termination or (ii) the date on which Executive becomes a full-time employee of another employer, provided Executive is entitled to the benefits that are substantially similar to the health and welfare benefits provided by the Bank. If the Bank cannot provide one or more of the benefits set forth in this paragraph because Executive is no longer an employee, applicable rules and regulations prohibit such benefits or the payment of such benefits in the manner contemplated, or it would subject the Bank to penalties, then the Bank shall pay Executive a cash lump sum payment reasonably estimated to be equal to the value of such benefits or the value of the remaining benefits at the time of such determination. Such cash payment shall be made in a lump sum within thirty (30) days after the later of Executive’s date of termination or the effective date of the rules or regulations prohibiting such benefits or subjecting the Bank to penalties. Notwithstanding the foregoing, the payments and benefits provided in this Section 5(b) shall be payable to Executive in lieu of any payments or benefits that are payable under Section 4(e).

6.	COVENANTS OF EXECUTIVE.

(a) Non-Solicitation/Non-Compete. Executive hereby covenants and agrees that, for a period of one (1) year following his termination of employment with the Bank (other than a termination of employment following a Change in Control), Executive shall not, without the written consent of the Bank, either directly or indirectly:

(i)	solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Bank, or any of its respective subsidiaries or affiliates, to terminate his employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any business whatsoever that competes with the business of the Bank, or any of their direct or indirect subsidiaries or affiliates, that has headquarters or offices within twenty-five (25) miles of any location(s) in which the Bank has business operations or has filed an application for regulatory approval to establish an office (the “Restricted Territory”);

(ii)	become an officer, employee, consultant, director, independent contractor, agent, joint venturer, partner or trustee of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company or agency, any mortgage or loan broker or any other entity that competes with the business of the Bank or any of their direct or indirect subsidiaries or affiliates, that: (i) has a headquarters within the Restricted Territory or (ii) has one or more offices, but is not headquartered, within the Restricted Territory, but in the latter case, only if Executive would be employed, conduct business or have other responsibilities or duties within the Restricted Territory; or

(iii)	solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Bank to terminate an existing business or commercial relationship with the Bank.

(b) Confidentiality. Executive recognizes and acknowledges that the knowledge of the business activities, plans for business activities, and all other proprietary information of the Bank, as it may exist from time to time, are valuable, special and unique assets of the business of the Bank. Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities or any other similar proprietary information of the Bank to any person, firm, corporation, or other entity for any reason or purpose whatsoever unless expressly authorized by the Board or required by law. Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank. Further, Executive may disclose information regarding the business activities of the Bank to any bank regulator having regulatory jurisdiction over the activities of the Bank pursuant to a formal regulatory request. In the event of a breach or threatened breach by Executive of the provisions of this Section, the Bank will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Bank or any other similar proprietary information, or from rendering any services to any person, firm, corporation, or other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to the Bank for such breach or threatened breach, including the recovery of damages from Executive.

(c) Information/Cooperation. Executive shall, upon reasonable notice, furnish such information and assistance to the Bank as may be reasonably required by the Bank, in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that Executive shall not be required to provide information or assistance with respect to any litigation between Executive and the Bank or any other subsidiaries or affiliates.

(d) Reliance. Except as otherwise provided, all payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with this Section 6, to the extent applicable. The parties hereto, recognizing that irreparable injury will result to the Bank, its business and property in the event of Executive’s breach of this Section 6, agree that, in the event of any such breach by Executive, the Bank will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive and all persons acting for or with Executive. Executive represents and admits that Executive’s experience and capabilities are such that Executive can obtain employment in a business engaged in other lines of business than the Bank, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from Executive.

7.	SOURCE OF PAYMENTS.

All payments provided in this Agreement shall be timely paid by check or direct deposit from the general funds of the Bank (or any successor of the Bank).

8.	EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.

This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Bank or any predecessor of the Bank and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind expressly provided elsewhere.

9.	NO ATTACHMENT; BINDING ON SUCCESSORS.

(a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

(b) The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

10.	MODIFICATION AND WAIVER.

(a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

11.	REQUIRED PROVISIONS.

Notwithstanding anything herein contained to the contrary, the following provisions shall apply:

(a) The Board may terminate Executive’s employment at any time, but any termination by the Bank’s Board other than termination for Cause shall not prejudice Executive’s right to compensation or other benefits under this Agreement. Executive shall have no right to receive compensation or other benefits for any period after his termination for Cause.

(b) Notwithstanding anything herein contained to the contrary, any payments to Executive by the Company, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

(c) Notwithstanding anything else in this Agreement to the contrary (with the exception of Section 4(c)(i)), Executive’s employment shall not be deemed to have been terminated unless and until Executive has a Separation from Service within the meaning of Code Section 409A. For purposes of this Agreement, a “Separation from Service” shall have occurred if the Bank and Executive reasonably anticipate that either no further services will be performed by Executive after the date of termination (whether as an employee or as an independent contractor) or the level of further services performed is less than fifty (50) percent of the average level of bona fide services in the thirty-six (36) months immediately preceding the termination. For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii). Notwithstanding the foregoing, this Section 11(b) is not applicable in the event of the Executive’s termination for Cause.

(d) Notwithstanding the foregoing, if Executive is a “specified employee” (i.e., a “key employee” of a publicly traded company within the meaning of Section 409A of the Code and the final regulations issued thereunder) and any payment under this Agreement is triggered due to Executive’s Separation from Service (other than due to Disability or death), then solely to the extent necessary to avoid penalties under Section 409A of the Code, no payment shall be made during the first six (6) months following Executive’s Separation from Service. Rather, any payment which would otherwise be paid to Executive during such period shall be accumulated and paid to Executive in a lump sum on the first day of the seventh month following such Separation from Service. All subsequent payments shall be paid in the manner specified in this Agreement.

12.	SEVERABILITY.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

13.	GOVERNING LAW.

This Agreement shall be governed by the laws of the Commonwealth of Massachusetts but only to the extent not superseded by federal law.

14.	ARBITRATION.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a single arbitrator mutually acceptable to the Bank and Executive, sitting in a location selected by the Bank within fifty (50) miles from the main office of the Bank, in accordance with the rules of the American Arbitration Association’s National Rules for the Resolution of Employment Disputes then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

15.	PAYMENT OF LEGAL FEES.

To the extent that such payment(s) may be made without triggering penalty under Code Section 409A, all reasonable legal fees paid or incurred by Executive pursuant to any dispute relating to this Agreement shall be paid or reimbursed by the Bank, provided that the dispute is resolved in Executive’s favor, and such reimbursement shall occur no later than sixty (60) days after the end of the year in which the dispute is settled or resolved in Executive’s favor.

16.	INDEMNIFICATION.

The Bank shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense, and shall indemnify Executive (and his heirs, executors and administrators) for the term of the Agreement and for a period of six (6) years thereafter to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Bank or the Company or any subsidiary or affiliate of the Bank or the Company (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements (such settlements must be approved by the Board or the board of directors of the Company, as appropriate); provided, however, neither the Bank nor Company shall be required to indemnify or reimburse Executive for legal expenses or liabilities incurred in connection with an action, suit or proceeding arising from any illegal or fraudulent act committed by Executive.

17.	NOTICE.

For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Bank	Pilgrim Bank 40 South Main Street Cohasset, MA 02025

To Executive:	Most recent address on file with the Bank

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PILGRIM BANK

By:
Name:
Title:

EXECUTIVE

Francis E. Campbell